                                                                 Exhibit 10.48

                            FIRST AMENDMENT TO LEASE
             (Substitution of Premises and Extension of Lease Term)

      THIS FIRST AMENDMENT TO LEASE ("Amendment") is executed as of June 29, 1999, between BAY COLONY CORPORATE CENTER LLC ("Landlord"), and LIONBRIDGE TECHNOLOGIES, INC., a Delaware corporation ("Tenant").

                                    RECITALS

      A. Shorenstein Management, Inc., as Trustee of SRI Two Realty Trust, as landlord, and Tenant, as tenant, entered into a written lease, dated February 13, 1997, pursuant to which Tenant leased from Landlord a portion of the fourth
(4th) floor of the building located at 950 Winter Street, Waltham, Massachusetts (the "Building"). The lease was modified and supplemented by that certain letter agreement, dated March 28, 1997, which confirmed the commencement date of the lease, and that certain letter, dated January 29, 1999, pursuant to which the address for notices to Landlord under the lease was changed. The lease, as so modified and supplemented, is hereinafter referred to as the "Lease", and the premises presently demised under the Lease are referred to herein as the "Original Premises". The term of the Lease is scheduled to expire on February 28, 2001. Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

      B. Landlord and Tenant presently desire to amend the Lease to provide for
(i) the substitution of space on the second (2nd) floor of the Building for the Original Premises, (ii) the construction by Landlord of certain improvements in the new premises, (iii) the extension of the expiration date of the Lease to a date that is approximately thirty-six (36) months from the date of such substitution of premises, and (iv) certain other provisions agreed to by Landlord and Tenant.

      NOW, THEREFORE, in consideration of the foregoing, Landlord and Tenant hereby agree as follows:

      1. Extension of Lease Term. Effective as of the date hereof, the Lease term set forth in Paragraph 2.b. of the Lease is extended for an additional period commencing on March 1, 2001, and ending on the date that is the last day of the thirty-sixth (36th) full calendar month after the Effective Date (as defined in Paragraph 2.b. below).

      2. Substitution of Premises.

            a. Lease of Substitute Premises. From and after the Effective Date (as defined below), those certain premises located on the second (2nd) floor of the Building and outlined and labeled "Substitute Premises" on the attached Exhibit A-1 (the "Substitute Premises") shall be substituted under the Lease for the Original Premises, and thereupon all references in the Lease to the "Premises" shall be deemed to refer to the Substitute Premises. The "Effective Date" shall be the date on which Landlord Substantially Completes (as defined in Paragraph 3.e. below) the Tenant Improvements (as defined in Paragraph 3.b.ii. below) to be constructed by Landlord in the Substitute Premises pursuant to Paragraph 3 below. The Effective Date shall be confirmed by the parties in writing following Substantial Completion of the Tenant Improvements, as provided in Paragraph 3 below.

            b. Deletion of Original Premises. Notwithstanding the substitution of the Substitute Premises for the Original Premises, Tenant shall remain liable for all of Tenant's rental and other obligations under the Lease with regard to the Original Premises until such time as Tenant actually vacates and surrenders the Original Premises to Landlord as required by Paragraph 4 below (the "Surrender Date"); provided, however, that any and all obligations of Tenant under the Lease that survive the expiration and termination of the Lease shall survive the deletion of the Original Premises from the Lease with respect to such obligations accruing prior to the later of such deletion or the Surrender Date. Subject to the terms of the immediately preceding sentence and to payment by Tenant of any accrued but unpaid Monthly Rent, Tenant's Electrical Charge, Additional Rent and any other accrued but unpaid sums under the Lease with respect to the Original Premises, Tenant shall have no further obligations under the Lease with respect to the Original Premises from and after the date Tenant so vacates the Original Premises.

      3. Improvements to Substitute Premises.

            a. Generally. Improvements shall be constructed in the Substitute Premises by Landlord, through a contractor selected by Landlord (the "Contractor"), pursuant to this Paragraph 3. Except as specifically provided in this Paragraph 3, Tenant shall accept the Substitute Premises in their "as is" condition, and Landlord shall have no obligation to make or pay for any improvements or renovations in or to the Substitute Premises to prepare such space for Tenant's occupancy, except as specifically provided in this Paragraph 3.

            b. Plans.

                  i. Promptly after execution of this Amendment by Landlord and Tenant, Tenant shall furnish to Landlord for Landlord's review and approval plans indicating the proposed location of walls and partitions in the Substitute Premises or other conceptual or space plans of the improvements Tenant desires in the Substitute Premises, together with such other plans and specifications as are then available with respect to such improvements (the "Space Plans"), prepared by an architect reasonably acceptable to Landlord ("Tenant's Architect"). The Space Plans shall (A) show the general layout of all of the improvements which Tenant desires to be constructed in the Substitute Premises, and all such improvements shall comply with all applicable building codes and other Legal Requirements (as defined in Paragraph 7.a.(16) of the Lease), (B) include all applicable telephone and cable requirements, drywall, finish specifications and special requirements, (C) separately note any proposed structural work or extraordinary or supplemental electrical, plumbing or HVAC requirements, and (D) contain such detail and specifications as would permit a general contractor to obtain preliminary estimates of the cost of performing all work shown thereon. The Space Plans and improvements shown thereon shall also comply with the "Tenant Construction Standards" and "Conditions for Construction" applicable to the Building (collectively, the "Building Construction Standards"). The Space Plans shall identify any "long-lead" materials (as described in Paragraph 3.f. below) then known by Tenant or Tenant's Architect. Landlord shall respond to the Space Plans within ten (10) days of its receipt thereof. Tenant shall respond promptly to any objections of Landlord to the Space Plans and shall resubmit appropriately revised Space Plans prepared by Tenant's Architect within five (5) days after Tenant's receipt of Landlord's objections. The Space Plans, as finally approved in writing by Landlord, shall be referred to herein as the "Final Space Plans."

                  ii. Final Plans. As soon as available following approval of the Final Space Plans Tenant shall furnish to Landlord for Landlord's written approval working plans and specifications (the "Working Drawings") prepared by Tenant's Architect for all of the improvements which Tenant desires to be constructed in the Substitute Premises. The Working Drawings shall show improvements that conform to the Final Space Plans and the Building Construction Standards, shall separately note any proposed structural work or extraordinary or supplemental electrical, plumbing or HVAC requirements, and shall be in sufficient detail as to enable the general contractor for the work to obtain all necessary governmental permits for construction of all of the improvements and to secure complete bids from qualified contractors to perform the work for all of the improvements to be constructed in the Substitute Premises. Landlord shall respond to the Working Drawings within ten (10) days of its receipt thereof. Tenant shall respond promptly to any reasonable objections of Landlord to the Working Drawings and shall resubmit appropriately revised Working Drawings prepared by Tenant's Architect within five (5) days of Tenant's receipt of Landlord's objections, and such resubmitted plans shall clearly indicate which portions of the plans are revised and which portions of the plan remain unchanged from the previously submitted plans. (The Working Drawings, as approved in writing by Landlord, as revised by Tenant from time to time with Landlord's written approval in accordance with the following provisions of this Paragraph 3, are hereinafter called the "Final Plans", the improvements to be performed in the Substitute Premises in accordance with the Final Plans are hereinafter called the "Tenant Improvements". Tenant shall be responsible for causing the Working Drawings to be completed (including Landlord's review and approval, and Tenant's Architect's revisions of the Working Drawings, according to the procedure and schedule set forth above) no later than June 15, 1999.

                  iii. Cooperation; No Release. Landlord and Tenant shall cooperate with each other to resolve any space planning or other issues that are raised by applicable local, state or federal building codes during the planning, permit or construction process. Notwithstanding anything to the contrary contained herein, Landlord's approval of any item reviewed by Landlord under this Paragraph 3 shall merely indicate Landlord's consent to the proposed work shown thereon, and in no event shall such consent by Landlord be deemed to constitute a representation by Landlord that the work called for therein complies with applicable building codes or other Legal Requirements nor shall such consent release Tenant from Tenant's obligations to supply Space Plans, Working Drawings and Final Plans that do so conform to applicable building codes and Legal Requirements.

            c. Preparation of Budget and Revisions of Final Plans. Upon approval of the Final Plans, the Contractor shall prepare a budget for the Tenant Improvements and shall submit the same to Tenant. If Tenant disapproves of the budget, then within three (3) days or Tenant's receipt thereof, Tenant shall so notify Landlord and the Final Plans shall promptly be modified by the Architect, in order to satisfactorily reduce the cost of the work as shown on the budget. Any and all revisions to the Final Plans shall be subject to Landlord's approval and at Tenant's cost. Upon such revision of the Final Plans, Landlord shall cause the Contractor to promptly prepare and submit to Tenant a revised estimated budget. Tenant shall respond to the revised estimated budget in the manner described above. Any delay in Substantial Completion (as defined in Paragraph 3.d. below) of the Tenant improvements resulting from any revision to the Final Plans or the budget shall constitute a Tenant Delay as defined in Paragraph 3.f. below. If Tenant fails to raise any objections to the budget within the period described above, Tenant shall be deemed to have approved the proposed budget.

            d. Changes. If Tenant shall desire any change, addition or alteration in or to the Final Plans ("Change"), Tenant shall request that the Architect prepare Working Drawings incorporating the requested Change; provided, however, that Landlord reserves the right to reasonably disapprove any proposed Change. If Landlord approves any proposed Change, Landlord shall give Tenant the estimated cost of the Change and the estimated delay, if any, in Substantial Completion of the Tenant Improvements, which will be caused by the Change. Landlord will use reasonable care in preparing the estimates, but they shall be estimates only and will not limit Tenant's obligation to pay for the actual cost of the Change or be responsible for the delay resulting therefrom. Within two
(2) days after receipt of such cost and delay estimates, Tenant shall notify Landlord in writing whether Tenant approves the Change. If Tenant approves the Change, Landlord shall proceed with the Change. If the Change increases the cost of the Tenant Improvements and the funds from the Allowance (as defined in Paragraph 3.g. below) are not sufficient to pay for the Change, then Tenant shall be liable for the additional cost, which cost shall be payable, at Landlord's option, either prior to commencement of work on the Change or during the course of construction. If the Change causes a delay in Substantial Completion of the Tenant Improvements, Tenant's obligation to pay rent for the Substitute Premises shall be accelerated as provided in Paragraph 3.f. below. Within two (2) days after receipt of such cost and delay estimates, Tenant shall notify Landlord in writing whether Tenant approves the Change. If Tenant fails to approve the Change within such two (2) day period, construction of the Tenant Improvements shall proceed as provided in accordance with the Final Plans as they existed prior to the requested Change.

            e. Construction; Substantial Completion. Upon Tenant's approval of the budget, Landlord shall cause the Contractor to promptly commence and diligently pursue to completion construction of the Tenant Improvements. The Contractor will provide ordinary power wiring to locations shown on the Final Plans and shall provide and cause to be installed conduits to above ceiling line from wall or floor outlets for Tenant's telephone and computer systems as shown on the Final Plans, but shall in no event provide, install, pull or hook up such wires, supply jacks or plugs or provide wiring necessary for special conditioned power to the Substitute Premises. "Substantial Completion" of the Tenant Improvements shall be deemed to have occurred when they have been completed pursuant to the Final Plans, subject only to the completion or correction of Landlord's Punch List Items. Punch List Items shall mean incomplete or defective work or materials in the improvements called for in the Final Plans which do not materially impair Tenant's use of the Substitute Premises for the conduct of Tenant's business therein.

            f. Tenant Delays. If the Effective Date is delayed as a result of
(i) the failure of Tenant to submit Space Plans, Working Drawings or Final Plans to Landlord by the dates or within the time periods set forth in Paragraph 3.b. above, (ii) any Changes requested by Tenant in the Tenant Improvements shown on the Final Plans (including any cost or delay resulting from proposed changes that are not ultimately made), (iii) any failure by Tenant to timely pay any amounts due from Tenant hereunder, including any additional costs resulting from any Change (it being acknowledged that if Tenant fails to make or otherwise delays making such payments, Landlord may stop work on the Tenant Improvements rather than incur costs which Tenant is obligated to fund but has not yet done so and any delay from such a work stoppage will be a Tenant Delay), (iv) the inclusion in the Tenant Improvements of any so-called "long lead" materials (such as fabrics, panellings, tiling, carpeting, light fixtures, HVAC equipment or other items that must be imported or are of unusual character or limited availability), (v) any delay by Tenant in responding to inquiries regarding the construction of the Tenant Improvements or in granting Tenant's approval of materials or finishes for the Tenant Improvements, or (vi) any other delay requested or caused by Tenant, then the date of commencement of Tenant's obligation to pay rent for the Substitute Premises, as set forth in Paragraphs 5 and 6 below, shall be accelerated by the number of days of such delay. In no event shall Landlord be liable to Tenant for any delay in completion of the Tenant Improvements shown on the Final Plans caused or occasioned by strikes, lockouts, labor disputes, shortages of material or labor, fire or other casualty, acts of God or any other cause.

            g. Cost of Tenant Improvements. Landlord shall bear the entire cost of Landlord's Work, as provided in Paragraph 3.h. below. Further, Landlord shall bear the cost of construction of the Tenant Improvements (including architectural and design costs and the Contractor's fees, and Landlord's supervision fee of five percent (5%) of the total coat of construction), limited however to a maximum expenditure by Landlord for the Tenant Improvements of Seventy Eight Thousand Seven Hundred Ninety Dollars ($78,790.00) (the "Allowance"). Tenant shall pay for all costs of the design and construction of the Tenant Improvements which are in excess of the Allowance (collectively, the "Excess Cost"), which Excess Cost shall be paid by Tenant to Landlord, within twenty (20) days of written demand, which demand may be for payment in advance or in course-of-construction installments. No portion of the Allowance may be applied to the purchase of signage, trade fixtures, equipment, furniture, consultants' fees, free rent or any other costs other than design and construction costs due under the terms of this Amendment.

            h. Landlord's Work. Landlord shall bear the entire cost of (i) demising the Substitute Premises, (ii) demolishing the existing demising wall between the eastern and western sections of the Substitute Premises, (iii) demolishing those interior walls in the western section of the Substitute Premises as indicated on the Final Plans, and (iv) supplying and installing (in locations designated by Tenant and approved by Landlord) the dishwasher, sink and cabinets presently located in the kitchen area of the premises located to the immediate north of the Substitute Premises. The foregoing is collectively referred to herein as "Landlord's Work." In no event shall Landlord be liable to Tenant for any delay in completion of any of Landlord's Work occasioned by strikes, lockouts, labor disputes, shortages of material or labor, fire or other casualty, acts of God or other causes.

      4. Surrender of Original Premises. Tenant shall surrender the Original Premises to Landlord within ten (10) business days after the date on which the Tenant Improvements in the Substitute Premises have been Substantially Completed. The Original Premises shall be surrendered by Tenant in the condition required by Paragraph 20.a. of the Lease. All costs of moving Tenant's furnishings and equipment (including relocation and/or installation of voice and data cabling) out of the Original Premises and into the Substitute Premises shall be borne by Tenant.

      5. Monthly Rent for Substitute Premises. To reflect the lease of the Substitute Premises, effective as of the Effective Date, Monthly Rent under Paragraphs 2.c. and 5 of the Lease shall be payable for the Substitute Premises in the amount of Twenty One Thousand Ten and 67/100 Dollars ($21,010.67) per month.

      6. Tenant's Share. Base Year, Base Tax Year, and Tenant's Electrical Charge for Substitute Premises. To reflect the lease of the Substitute Premises, effective as of the Effective Date: (a) the Tenant's Share set forth in Paragraph 2.e. of the Lease shall be 2.87%, (b) the Base Year set forth in Paragraph 2.f. of the Lease shall be calendar year 1999, (c) the Base Tax Year set forth in Paragraph 2.f, of the Lease shall be the fiscal tax year ending June 30, 2000, and (d) the Tenant's Electrical Charge set forth in Paragraph 2.i. of the Lease shall be Six Hundred Twenty-Three and 75/100 Dollars ($623.75) per month.

      7. Retention of Existing Security Deposit. To reflect the lease of the Substitute Premises, effective as of the date hereof, the final grammatical paragraph of Paragraph 6 of the Lease, regarding Landlord's return of a portion of the Security Deposit required under Paragraph 2.d. of the Lease after the first anniversary of the Commencement Date of the Lease, shall be deleted.

      8. Real Estate Brokers. Tenant represents and warrants that it has negotiated this Amendment directly with Shorenstein Management, Inc., and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Amendment. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims by any real estate broker or salesman other than Shorenstein Management, Inc.

for a commission, finder's fee or other compensation as a result of Tenant's entering into this Amendment.

      9. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

      10. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant and each person executing this Amendment on behalf of Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Real Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Tenant's obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

      11. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or to amend the Lease, or an reservation of or option for lease or to amend the Lease, and is not effective as a lease amendment or otherwise until execution and delivery by both Landlord and Tenant.


      IN WITNESS WHEREOF, the parties hereto have executed this document as of the date and year first above written.

Landlord:                                          Tenant:

BAY COLONY CORPORATE CENTER LLC,                LIONBRIDGE TECHNOLOGIES, INC.
a Delaware limited liability company               a Delaware corporation


By   Shorenstein Realty Investors Two, L.P,.       By: /s/ Stephen Lifshatz
     a California limited partnership,                 -------------------------
     Member                                        Name: Stephen Lifshatz
                                                        ------------------------
     By   SRI Investors Two, L.P.,                 Title: CFO
          a California limited partnership,              -----------------------
          General Partner

          By   Shorenstein Company, L.P., a
               California limited partnership,
               General Partner

               By   Shorenstein Management, Inc., a
                    California corporation,
                    General Partner

                    By __________________________________
                       Douglas W. Shorenstein
                       President